Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated 2002 Stock Incentive Plan of Kronos Incorporated, for the registration of 4,000,000 shares of its common stock, of our reports dated December 7, 2005, with respect to the consolidated financial statements and schedules of Kronos Incorporated included in its Annual Report (Form 10-K) for the year ended September 30, 2005, Kronos Incorporated management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Kronos Incorporated filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 3, 2006